Exhibit 10.3

SILVERGATE CAPITAL CORPORATION

2018 EQUITY COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

Silvergate Capital Corporation (the “Company”) hereby grants a restricted common stock (“Common Stock”) award (the “Award”) to the person named below (the “Participant,” “you,” or “your”). This Award is issued pursuant to the Silvergate Capital Corporation 2018 Equity Compensation Plan (the “Plan”) and the terms and conditions of this Award shall be as set forth in the Plan and as are set forth in this Restricted Award Agreement (“Agreement”). Unless otherwise indicated, whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its terms and provisions, all of which are incorporated herein. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. If you do not sign and return this Agreement within 30 days following the Grant Date, this Award and Agreement will be cancelled.

Participant:

Date of Grant:                                                                       (the “Grant Date”)

Number of Shares of Restricted Stock Granted:

1. Grant of Restricted Stock. The Company hereby grants to the Participant, as of the Grant Date, the number of shares of Restricted Stock specified above, issued in book entry form on the records of the Company’s stock transfer agent. The number of shares of Restricted Stock subject to your Award may be adjusted from time to time for capitalization adjustments as described in Plan Section 4.4.

2. Vesting. The Award will vest based upon the Participant’s completion of continuous service with the Company or any of its Subsidiaries in roles as a Key Associate or Director through the periods described below.

Vesting Dates	Percentage of Total Award Vested

There shall be no proportionate or partial vesting in the periods prior to each vesting date. If the Participant’s continuous service with the Company terminates for any reason, the Participant shall forfeit and the Company shall automatically reacquire all shares of Restricted Stock which are not vested as of the time of such termination, and the Participant shall not be entitled to any payment therefor unless the Committee decides otherwise in cases of terminations of continuous service other than for cause, as provided in Plan Section 3.1. Potential changes in the vesting of Awards in the event of a Change in Control are described in Article X of the Plan. The period prior to the vesting of shares of Restricted Stock hereunder is referred to as the “Period of Restriction.”

3. Non-Transferability. The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

4. Rights as a Stockholder. During the Period of Restriction, the Participant may exercise full voting rights with respect to shares of Restricted Stock granted hereunder and shall be entitled to receive all dividends and other distributions paid in either cash or Common Stock on shares of Restricted Stock subject to the terms and conditions set forth in the Plan.

5. Payment. Subject to Sections 8 and 9 below, you will not be required to make any payment to the Company with respect to your receipt of the Award, or the vesting or delivery of unrestricted shares of Common Stock subject to this Agreement.

6. Restricted Stock Legend; Delivery of Unrestricted Shares. During the Period of Restriction, the Restricted Stock shall be subject to the restrictive legend described in Plan Section 8.5. When shares of Restricted Stock awarded by this Agreement become vested and non-forfeitable, the Participant shall be entitled to receive unrestricted shares of Common Stock in book entry form and not subject to any restrictive legends (except any legends requiring compliance with securities laws).

7. Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares of Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any U.S. federal and state securities laws, rules and regulations and any respective rules and regulations promulgated thereunder, and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the unrestricted shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.

8. Taxes. The Company shall have the power and the right to deduct or withhold, or to require a Participant who is not an employee to remit to the Company, an amount sufficient to satisfy any federal, state, local or foreign taxes of any kind required to be withheld or remitted with respect to any grant, vesting, or settlement of an Award under the Plan.

9. Code Section 83(b). If the Participant properly elects (as required by Code Section 83(b)) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Participant shall pay to the Company, or make arrangements satisfactory to the Company to pay to the Company, upon such election in cash, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 8 hereof. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Code Section 83(b) and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election(s).

10. Code Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.

11. Clawback. By accepting this Award, the Participant agrees to be bound by the clawback provisions as set forth in Plan Section 15.3, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

12. Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Subsidiary, or on the part of the Company or any Subsidiary to continue such service. In addition, nothing in your Award shall obligate the Company or any Subsidiary, their respective shareholders, boards of directors or employees, to continue any relationship that you might have as a Key Associate, or Director of the Company or any Subsidiary.

13. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

14. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates,

instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

15. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section hereof) any part of this Agreement without the prior express written consent of the Company.

16. Notices. Any notice hereunder by the Participant shall be given to the Company (Attention: Corporate Secretary) via United States mail, e-mail transmission, or such other means as the Company may instruct you to provide. Any notice hereunder by the Company shall be given to the Participant in writing via courier delivery service or United State mail, postage prepaid, addressed to you at such address as the Participant may have on file with the Company.

17. Headings. The headings of the sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the full extent possible while remaining lawful and valid.

20. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

21. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILVERGATE CAPITAL CORPORATION	PARTICIPANT

By
Name:	Print Name:
Title:
Address: 4250 Executive Square, Suite 100 La Jolla, CA 92037	Address:

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